CODE OF ETHICS

I.   PROFESSIONAL STANDARDS

     All directors, officers and employees of GQG Partners LLC ("GQG") (collectively, these directors, officers and employees are referred to herein as "GQG Personnel") must act in an ethical and professional manner. GQG has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by GQG Personnel.

     A. All GQG Personnel must at all times reflect the professional standards expected of persons in the investment advisory business. These standards require all GQG Personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties.

     B. All GQG Personnel must act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

     C. At all times, the interests of GQG's clients are paramount, and all GQG Personnel will place the interests of GQG's clients ahead of any personal interests, except as may otherwise be approved or disclosed to clients. Accordingly, personal transactions in securities by GQG Personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of GQG's clients. Likewise, GQG Personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with GQG at the expense of clients, or that otherwise bring into question the person's independence or judgment.

     D. GQG has adopted Insider Trader Policies, which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by GQG Personnel. The Insider Trading Policies are a part of this Code of Ethics.

     E. GQG has adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent GQG Personnel from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics.

     F. GQG has adopted an FCPA policy to ensure compliance by employees and representatives of

          GQG with the Foreign Corrupt Practices Act (the "FCPA"), and maintenance of the highest level of professional and ethical standards in the conduct of the company's business affairs. The FCPA policy is an additional document that employees must review and acknowledge.

     G. GQG Personnel will not accept compensation for services from outside sources without the specific permission of GQG's Chief Compliance Officer.

     H. When any GQG Personnel face a conflict between their personal interest and the interests of clients, they will report the conflict to GQG's Chief Compliance Officer for instruction regarding how to proceed.

     I. The recommendations and actions of GQG are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts to third parties, except when the firm has a legitimate business purpose for doing so, and the recipients are subject to a duty of confidentiality. Further, the firm will only make such disclosures if, in GQG's opinion, it is in the best interest of the firm's clients.

          In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with GQG, without the prior written approval of the Chief Compliance Officer.

     J. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all GQG Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

II.  INSIDER TRADING

     A.   OVERVIEW AND PURPOSE

     The purpose of the policies and procedures in this Section II (the "Insider Trading Policies") is to detect and prevent "insider trading" by any person associated with GQG. The term "insider trading" is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

     B.   GENERAL POLICY

          1.   PROHIBITED ACTIVITIES

               All owners and employees of GQG, including contract, temporary, or part-time personnel, or any other person associated with GQG are prohibited from the following activities:

               (a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

               (b) communicating material, non-public information about the issuer of any securities to any other person. The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

          2.   REPORTING OF MATERIAL, NON-PUBLIC INFORMATION

               Any owner or employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must:

               (a) report the matter immediately to the Chief Compliance Officer or designee who will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual;

               (b) refrain from trading the securities of any company about which the reporting individual may possess Material Nonpublic Information, or derivatives related to the issuer in question;

               (c) refrain from discussing any potentially Material Nonpublic Information with anyone including colleagues, except as directed by the Chief Compliance Officer or General Counsel; and

               (d) refrain from conducting research, trading, or other investment activities regarding a security for which the reporting individual may have Material Nonpublic Information until the Chief Compliance Officer dictates an appropriate course of action.

     C.   MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND
          INSIDERS

          1.   MATERIAL INFORMATION. "Material information" generally includes:

               (a) any information that a reasonable investor would likely consider important in making an investment decision; or

               (b) any information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

          2. NON-PUBLIC INFORMATION. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

          3. INSIDER TRADING. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

          4. INSIDERS. The concept of "insider" is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with GQG may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

     D.   PENALTIES FOR INSIDER TRADING

          The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include: civil injunctions, jail sentences, revocation of applicable securities-related registrations and licenses, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employee or other controlling person of up to the greater of US$1,000,000 or three times the amount of the profit gained or loss avoided. In addition, GQG's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

     E.   TRADING RESTRICTED LIST

          Based on the facts and circumstances, the CCO, generally in consultation with General Counsel, may determine that knowing this company's inside information causes the firm to restrict trading activity in securities issued by the company for a period of time. The company name will be placed on the restricted list and the trade order management platform to prevent trading in the name. The name will be removed from the list at such time that material non-public information is announced by the company or otherwise in the public domain.

III. GENERAL PERSONAL TRADING POLICIES

     A.   GENERAL PRINCIPLES

          The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the "Personal Trading Policies") have been approved by the management of GQG. Securities transactions by Supervised Persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all Supervised Persons must act in accordance with the following general principles:

          (a) the interests of clients must be placed before personal interests at all times;

          (b) no Supervised Person may take inappropriate advantage of his or her position; and

          (c) the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Supervised Person's position of trust and responsibility.

     B.   DEFINITIONS

          1. SUPERVISED PERSONS All directors, officers and employees of GQG, including part-time employees, are "Supervised Persons" under the Personal Trading Policies.

          2. COVERED ACCOUNTS A "covered account" under the Personal Trading Policies is any account in which a Supervised Person:

               (a) has a direct or indirect interest, including, without limitation, an account of an immediate family member living in the same household; or

               (b) has direct or indirect control over purchase or sale of securities.

          3.   ADDITIONAL DEFINITIONS

               (a) Initial Public Offering" ("IPO") means any security which is being offered for the first time on a recognized stock exchange and in the United States particularly means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

               (b) "Part-time employees" means employees employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

               (c) "Security" includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

     C.   RESTRICTIONS ON TRADING

          Supervised Persons are prohibited from purchasing securities in covered accounts except as set forth below. Any sale of securities in a covered account (for instance, securities acquired before the individual became a Supervised Person or before the account became a covered account or securities acquired through a gift or an inheritance) must be pre-cleared by the Compliance Department.

          1. TRANSACTIONS IN EXCHANGE TRADED FUNDS AND GQG ADVISED OR SUB-ADVISED FUNDS AND MUST BE PRE-CLEARED

               (a) Any exchange traded funds ("ETFs") shall be considered Covered Securities under section D below. Only broad-based
                    (22) ETFs are permitted.

               (b) Any transactions involving any funds (e.g., a mutual fund, private fund, Australian publicly offered fund, SICAV, UCIT, etc.) advised or sub-advised by GQG must be pre-cleared. GQG advised and sub-advised funds are considered Covered Securities under Section D below. Only broad-based funds are permitted.

               (c) Variable annuities issued by insurance company separate accounts if such separate account is linked to a fund that is advised or sub-advised by GQG, which shall be considered Covered Securities under section D below. Only broad-based variable annuities are permitted.

          2. CERTAIN TYPES OF SECURITIES AND RELATED INSTRUMENTS NOT REQUIRED TO BE PRE-CLEARED

               All transactions involving the securities below are not subject to any of the Restrictions on Trading and do not require pre-clearance or reporting for either purchases or sales.

               (a) Open-end mutual funds (not closed-end mutual funds) and unit investment trusts, except that any such fund that is advised or sub-advised by GQG is subject to pre- clearance and reporting requirements, which shall be considered Covered Securities under section D, below. Only broad-based mutual funds are permitted.

               (b) Variable annuities issued by insurance company separate accounts linked to the annuity where any such separate account is not advised or sub-advised by GQG. Only broad-based variable annuities are permitted.

               (c) Australian publicly offered funds not advised or sub-advised by GQG. Only broad- based Australian publicly offered funds are permitted.

               (d) UCITS funds not advised or sub-advised by GQG. Only broad-based UCITS funds are permitted.

               (e) United States government securities (i.e., U.S. Treasury bonds and GNMAs).

               (f) Money market instruments (e.g., bankers' acceptances, Certificates of Deposit, and repurchase agreements).

Employees may request an exemption to one of the foregoing Restrictions in writing to the Chief Compliance Officer; the request will be considered based on the facts and circumstances presented. For


----------
(22) "Broad-based" means an index or average that provides a substantial representation of the overall market. Broad-based does not include country, industry, sector, currency, or commodity specific annuities or funds nor does it include annuities or funds as determined by the Chief Compliance Officer.

example, an exemption may be provided for reason of financial hardship. Exemptions must be approved by both the CCO and the Chief Investment Officer.

          3.   DELEGATED DISCRETION ACCOUNTS

               Pre-clearance is not required on trades in a covered account over which a Supervised Person has no discretion (except for acquisition of any security in an initial public offering or in a limited offering) if:

               (a) the Supervised Person provides to the Chief Compliance Officer a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

               (b) the Supervised Person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

               (c) the Supervised Person ensures that duplicate broker-dealer trade confirmations are provided to GQG.

          4.   CASE-BY-CASE EXEMPTIONS

               Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Restrictions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Supervised Person in writing to the Chief Compliance Officer. Exceptions will be granted only in those cases in which the Chief Compliance Officer determines that granting the request will create no conflict of interest. Each exemption to the Restrictions on Trading will be documented and signed off by the Chief Compliance Officer. Documentation will include the reason there was deemed to be no conflict of interest.

          5.   SUPERVISED PERSON'S GQG ACCOUNTS

               To foster an alignment of Supervised Persons' financial interest with that of Clients, this Code's restrictions on trading do not apply to (i) a covered account managed by GQG, to the extent that such account is managed identically to a corresponding unconstrained strategy that GQG offers or manages for other Clients (a "Supervised Person GQG Account") or (ii) the purchase of interests in any unregistered pooled investment vehicle for which GQG serves as investment adviser (the purchase of which, if part of a limited offering, is specifically approved for all Supervised Persons in accordance with Advisers Act Rule 204A-1(c), as presenting no potential conflicts of interest). Additionally, to prevent an incentive to favor a Supervised Person GQG Account over Client accounts, transactions for Supervised Person GQG Accounts are placed in accordance with the same trade aggregation and allocation procedures that apply to all other Client accounts.

     D.   PRE-CLEARANCE PROCEDURES.

          Every proposed sale of securities by Supervised Persons in covered accounts and acquisition of any (i) exchange traded fund, (ii) any mutual fund, unit investment trust, UCITS fund or Australian fund that is advised or sub-advised by GQG or (iii) any security in an initial public offering or in a limited offering (excluding exceptions set forth in Sub-Sections C(1), (2) and (4) above) (each such security, a "Covered Security") must be pre-cleared in accordance with the pre-clearance procedures set forth below:

          (a) The Supervised Person completes and submits a Pre-Clearance Request Form (attached as Code of Ethics Appendix III) to the Chief Compliance Officer (complete a new Pre-Clearance Request Form for each trade).

          (b) The Chief Compliance Officer reviews and approves or rejects the request, communicating its decision to the Supervised Person.

          (c) The Chief Compliance Officer will note the date approval or denial on the request form.

          (d) The Supervised Person must complete any approved trade within two (2) business days of the approval date reflected on the Pre-Clearance Request Form.

          NOTE: WITH RESPECT TO PERSONAL TRADING ACTIVITY, THE CHIEF COMPLIANCE OFFICER HAS DESIGNATED GQG'S CHIEF INVESTMENT OFFICER ("CHIEF INVESTMENT OFFICER") TO ACT UNDER THIS CODE OF ETHICS IN HIS OR HER ABSENCE OR UNAVAILABILITY. ON SUCH OCCASIONS, THE CHIEF INVESTMENT OFFICER SHALL HAVE THE SAME AUTHORITY AS THE CHIEF COMPLIANCE OFFICER UNDER THIS CODE OF ETHICS. IN ADDITION, THE CHIEF COMPLIANCE OFFICER'S PERSONAL PRE-CLEARANCE FORMS ARE TO BE REVIEWED AND ACTIONED BY AN INDEPENDENT PARTY, GENERALLY THE CHIEF INVESTMENT OFFICER OR GENERAL COUNSEL, AND THE CHIEF INVESTMENT OFFICER'S PERSONAL PRE-CLEARANCE FORMS ARE TO BE REVIEWED AND ACTIONED BY AN INDEPENDENT PARTY, GENERALLY THE CHIEF COMPLIANCE OFFICER OR IN THE CHIEF COMPLIANCE OFFICER'S ABSENCE, GENERAL COUNSEL IN ACCORDANCE WITH THE PROCEDURES DESCRIBED ABOVE.

     E.   BLACKOUT PERIODS.

          Employees may not trade in a covered security on any day that a client account or fund advised or sub-advised by GQG has a pending buy or sell order in the same covered security. In addition, an employee may not buy or sell a security that a client account or fund advised or sub-advised by GQG has traded within seven (7) calendar days on either side of the client's account or fund's execution date.

          The blackout period will not apply to purchases or sales which are part of an automatic dividend reinvestment plan or purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities and sales of such rights acquired from the issuer.

     F.   REPORTING REQUIREMENTS

          1.   INITIAL ACCOUNT AND ANNUAL HOLDINGS REPORTS

               i. Within ten (10) business days of beginning employment, each Supervised Person must provide a list of brokerage accounts and securities owned by the Supervised Person, the Supervised Person's immediate family members living in the same household, or any other person or entity in which the Supervised Person may have a beneficial interest or derive a direct or indirect benefit.

               ii. Each Supervised Person must submit annually thereafter a holdings report setting forth the above-specified information, which must be current as of a date no more than forty-five (45) days before the report is submitted. The form used to report initial and annual personal holdings is set forth in Appendix I to this Code.

          2.   IMMEDIATE TRADE CONFIRMATIONS FOR UNBROKERED TRADES

               If no broker is involved in a trade by a Supervised Person, the Supervised Person shall provide a transaction report within ten
               (10) calendar days of the trade. Such report must include the following information:

               (i) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

               (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

              (iii) The price of the security at which the transaction was effected;

               (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

               (v)  The date the Supervised Person submits the report.

          3.   QUARTERLY TRANSACTION REPORTS

               Every Supervised Person must report to the Chief Compliance Officer no later than thirty (30) calendar days after the end of the calendar quarter, the following information:

               i. With respect to any transaction during the quarter in a Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership:

                    a. The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                    b. The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

                    c. The price of the Covered Security at which the transaction was effected;

                    d. The name of the broker, dealer or bank with or through which the transaction was effected; and

                    e. The date that the report is submitted by the Supervised Person.

               The foregoing Item i includes reporting securities acquired through a gift or inheritance.

               ii. With respect to any account established by the Supervised Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Supervised
                    Person:

                    a. The name of the broker, dealer or bank with which the Supervised Person established the account;

                    b.   The date the account was established; and

                    c. The date that the report is submitted by the Supervised Person.

               iii. If a Supervised Person instructs all broker-dealers, who hold Covered Securities in which such Supervised Person has beneficial ownership, to provide duplicate account statements required under the above section to the Chief Compliance Officer within the time period required for a Quarterly Transaction Report (i.e., within thirty (30) calendar days after the end of the applicable calendar quarter) and provides the information required in part ii. above, then such Supervised Person need only represent on the Quarterly Transaction Report:

                    a. that he/she has directed all broker-dealers who hold any Covered Securities in which such Supervised Person has beneficial ownership to send duplicate confirmations and account statements to the Chief Compliance Officer;

                    b. the form of such confirmations, account statements or records provided to GQG contains all the information required in a Quarterly Transaction Report; and

                    c. with respect to any account established during the applicable quarter in which the Supervised Person has beneficial ownership in Covered Securities, the information provided in accordance with part ii. is true and accurate.

                         It is the obligation of each Supervised Person relying on part iii to ensure compliance with its requirements. The Quarterly Transaction Report form has been attached as Appendix II.

                    EXCEPTION TO REPORTING REQUIREMENTS:

                    A person need not make a report to the Chief Compliance Officer under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. (For example, if Supervised Person makes an affirmative demonstration that control has been delegated to an independent third party, or that Supervised Person's ownership involves a blind trust.)

     G.   REPORTING VIOLATIONS & PENALTIES FOR VIOLATIONS

          1.   REPORTING VIOLATIONS

               All Supervised Persons shall promptly report to their supervisor, the Chief Compliance Officer or a Member of Senior Management all apparent violations of the Code without fear of retaliation. All reports will be treated confidentially and investigated promptly and appropriately. GQG will not permit any form of intimidation or retaliation against any employee who reports a violation of GQG's policies. Senior Management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

               Supervisors and other Members of Senior Management shall immediately report any violations of the Code to the Chief Compliance Officer. The Chief Compliance Officer shall promptly report to the Senior Management all material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to Senior Management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to Senior Management.

               For the avoidance of doubt, nothing in this Code prohibits Supervised Persons from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, Senior Management, the Board of Directors Management, the CCO, or anyone else affiliated with GQG to make any such reports or disclosures and are not required to notify GQG that they have made such reports or disclosures.

          2.   PENALTIES FOR VIOLATIONS

               Supervised Persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person's personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action. Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis.

IV.  OUTSIDE ACTIVITIES OF SUPERVISED PERSONS

From time to time Supervised Persons may be asked to serve as Directors, Advisory Directors, Trustees or officers of various corporations, charitable organizations, foundations and the like. Sometimes these are non-paid positions and sometimes they are compensated. Sometimes the corporations are public or are thinking of becoming public and sometimes they are closely held corporations never expected to be publicly traded. Some of the activities may involve participation in, or knowledge of, proposed financial investments by the group involved. This section will briefly address the issues raised by these activities.

There is no absolute prohibition on any Supervised Persons participating in outside activities. As a practical matter, however, there may be circumstances in which it would not be in GQG's best interest to allow Supervised Persons to participate in outside activities. The first consideration must be whether the activity will take so much of the Supervised Person's time that it will affect his or her performance. As important, however, is whether the activity will subject the Supervised Persons to conflicts of interest that will reflect poorly on both him or her and GQG.

Any Supervised Persons wishing to accept (or, if a new employee, to continue) a position with a corporation (public or private), charitable organization, foundation or similar group must seek prior approval by submitting Request for Approval of Outside Activity Request (attached as Code of Ethics Appendix IV) to the Chief Compliance Officer. The information will state the compensation or benefits to be received, direct or indirect.

These types of requests will be treated on a case-by-case basis with the interests of clients being paramount, and will require the approval of the Chief Compliance Officer. Any service on the board of directors of a publicly-held company will also require the approval of the board of directors of any registered investment company for which GQG serves as an investment adviser.

No Supervised Person may use GQG property, services, employees or other resources, for his or her personal benefit or the benefit of another person or entity, without approval of the Chief Compliance Officer. For this purpose, "property" means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

     V.   GIFTS AND GRATUITIES

The purpose of this policy to prevent Supervised Persons from receiving business through improper influence, or accepting gifts or entertainment that could influence decision making and result in an actual or perceived conflict of interest.

It is expected that all Supervised Persons must exercise good judgment in considering the value, frequency, and intent of gifts and entertainment. Supervised Persons may not accept any gift or entertainment that might influence their investment decisions or that might make the Supervised Person feel beholden to any person or firm. No Supervised Person may give or accept cash or cash equivalents, stocks, bonds, notes, loans, or any other evidence of ownership or obligation. In addition, Supervised Persons must not accept entertainment, gifts or other gratuities from individuals seeking to conduct business with GQG, or on behalf of an advisory client, unless in compliance with the Gift & Entertainment Restrictions discussed below. If there is a question regarding gifts and entertainment, it should be reviewed by the Chief Compliance Officer.

Normal business entertainment is not generally considered a gift under this policy. This entertainment would include occasional meals, tickets to theatrical performances, sporting events and other events at which representative of both the giver and recipient are in attendance, and which would fall within the guidelines of the IRS in regards to deductible business expenses. Gifts or entertainment will not be so frequent or extensive as to raise any questions in regards to GQG's ethical conduct or performance of fiduciary obligations, whether or not it is within the limits of the following policies or applicable law.

     o Receiving Gifts: No Supervised Person shall knowingly directly or indirectly accept in any one year any gifts, gratuities, or favors with a total value in excess of US$100 from anyone having a direct business and/or professional relationship with any client or its affiliated entities absent disclosure to and approval by the Chief Compliance Officer. NOTE: Some entertainment, discounts or special deals may be considered gifts within the meaning of this policy. All questions regarding the policy should be directed to the Chief Compliance Officer.

     o Giving Gifts: No Supervised Person shall knowingly directly or indirectly give in any one year any gifts, gratuities, or favors with a total value in excess of US$100 to any person, principal, proprietor, employee, agent or representative of another person where the payment is in relation to the business of the recipient's employer absent disclosure to and approval by the Chief Compliance Officer.

     o Union officials, ERISA plan fiduciaries and government officials: No Supervised Person shall provide any gift or entertainment to any union officials, ERISA plan fiduciaries or any government officials or government employees without the PRIOR consent of the Chief Compliance Officer. Any gifts and entertainment provided to union officials, ERISA plan fiduciaries, government officials or government employees, regardless of value, must be reported to the Chief Compliance Officer (even if pre-approved) in order to facilitate compliance with various federal, state and municipal requirements and with Department of Labor Form LM-10 requirements, pursuant to the Labor-Management Reporting and Disclosure Act of 1959 (LMRDA).

     o FCPA: GQG has implemented a policy regarding the Foreign Corrupt Practices Act of 1977. Supervised Persons must comply at all times with the FCPA. The FCPA anti-bribery section prohibits payments, offers, or gifts of money or anything of value, with corrupt intent, to a foreign official in order to obtain or retain business or to secure an improper advantage anywhere in the world. The prohibition applies whether an item would benefit the official directly or another person, such as a family member, friend or business associate. Supervised Persons are required to comply with GQG's FCPA Policy. Facilitation payments are prohibited.

The valuation of a gift may exclude tax and shipping costs. The valuation of tickets to an event is the market price of the ticket rather than its face value. In the event a gift valued at more than US$100 is received by a Supervised Person, the gift should be promptly returned unless the gift is perishable in nature.

The Chief Compliance Officer or designee will maintain a log of gifts received and given by Supervised Persons to monitor compliance with GQG's gift policy. Entertainment records will be maintained through GQG's accounting process; all Supervised Person expenses will be reviewed for reimbursement before Supervised Persons are reimbursed for expenses they incurred. Expenses that appear unusual or excessive will be brought to the attention of the Chief Compliance Officer.

                           CODE OF ETHICS APPENDIX I

                                GQG PARTNERS LLC
   SAMPLE EMPLOYEE PERSONAL SECURITIES INITIAL & ANNUAL SECURITIES HOLDINGS,
         OUTSIDE BUSINESS ACTIVITIES AND POLITICAL CONTRIBUTION REPORT

Each Supervised Person is to report initially (within ten (10) business days of becoming a Supervised Person) and annually thereafter (no later than January 30(th) of each year) information about any security holdings in which you have a direct or indirect beneficial interest, including any personal, household or family accounts and holdings or other accounts or holdings for which you have authority to trade or invest.

INSTRUCTIONS: Information provided below must be current as of a date no more than forty-five (45) calendar days before the report is submitted.

     1.   PLEASE COMPLETE ALL SECTIONS;

     2.   PRINT, SIGN AND DATE THE FORM;

     3. RETURN TO COMPLIANCE AT GQGCOMPLIANCE.COM BEFORE THE DEADLINE DATES NOTED ABOVE.

INITIAL/ANNUAL SECURITIES HOLDINGS INFORMATION

____ I do not currently have any securities holdings.

____ I have attached or previously provided statements of all Covered Securities holdings, that include the title, number of shares, principal amount of each Covered Security as well as its ticker symbol and identification of the type of security and a list of Covered Accounts. The following are the accounts in which any securities are held for my direct or indirect benefit (attach additional sheets, if necessary):

--------------------------------------------------------------------------------
NAME OF BROKER/DEALER,
BANK OR ENTITY WITH THE ACCOUNT                     ACCOUNT NAME/ACCOUNT NUMBER
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

____ I have arranged for GQG to receive automatic duplicate statements of Covered Securities transactions and holdings which meet the reporting requirements. The following are the accounts in which any securities are held for my direct or indirect benefit (attach additional sheets, if necessary):

--------------------------------------------------------------------------------
NAME OF BROKER/DEALER,
BANK OR ENTITY WITH THE ACCOUNT                     ACCOUNT NAME/ACCOUNT NUMBER
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ADDITIONAL INFORMATION

OUTSIDE BUSINESS ACTIVITIES

Do you have any outside employment or business activity or affiliation, including serving as a Director, Officer, Trustee, Member, Partner, or in any other capacity, for any other entity?

[ ]   NO
[ ]   YES    If YES, describe: _________________________________________________

________________________________________________________________________________

POLITICAL CONTRIBUTIONS

EXISTING EMPLOYEES ONLY: Employees are not permitted to make any political contributions. Have you made any political contributions (either directly or via a political action committee which you control) during the past calendar year?

[ ]   NO
[ ]   YES    If YES, describe: _________________________________________________

________________________________________________________________________________

NEW EMPLOYEES ONLY (FIRST TIME COMPLETING THIS FORM): Have you made any political contributions (either directly or via a political action committee which you control) during the two years preceding your date of employment with GQG?

[ ]   NO
[ ]   YES    If YES, describe: _________________________________________________

________________________________________________________________________________

     I certify that to the best of my knowledge this form and the attached statement(s) (if any) constitute all of the information required to be submitted under GQG's Code of Ethics. To enable GQG to efficiently carry out its compliance program by using a compliance-application website or database hosted by a third party, I authorize GQG to maintain my personally identifiable information regarding the matters set forth above, now and on an ongoing basis, in such a website or database, provided that GQG has taken reasonable steps to ensure that the information can be accessed only by persons subject to appropriate confidentiality obligations and only for purposes of supporting or administering GQG's compliance program.

Date: ______________________________________     _______________________________
                                                 Signature

                                                 _______________________________
                                                 Print Name

FOR COMPLIANCE USE ONLY:

Reviewed by: ____________________________________    Date: _____________________

                           CODE OF ETHICS APPENDIX II

                                GQG PARTNERS LLC
            SAMPLE QUARTERLY SECURITIES TRANSACTION AND GIFT REPORT
         FOR THE REPORTING PERIOD, CALENDAR QUARTER ENDED [__________]

INSTRUCTIONS: PLEASE COMPLETE PARTS A, B AND C BELOW, PRINT, SIGN AND DATE THE FORM, THEN RETURN THE FORM TO COMPLIANCE WITHIN THIRTY (30) DAYS AFTER CALENDAR QUARTER END.

EMPLOYEE NAME: _____________________________________

A. DURING THE REPORTING PERIOD, THE FOLLOWING TRANSACTIONS WERE EFFECTED IN COVERED SECURITIES OF WHICH I HAD DIRECT OR INDIRECT BENEFICIAL OWNERSHIP, AND WHICH ARE REQUIRED TO BE REPORTED PURSUANT TO GQG'S CODE OF ETHICS.

B.

     [ ] I have given instructions to each broker-dealer who holds Covered Securities in which I have beneficial ownership to provide duplicate trade confirmations and/or brokerage account statements to GQG or I have provided duplicate brokerage account statements to Compliance, and together with any new accounts listed under Part B below, such transactions represent all transactions which must be reported.

     [ ] Transactions effected in an account for which GQG does NOT receive duplicate trade confirmations and/or brokerage account statements are listed below (attach additional sheets, if necessary).

------------------------------------------------------------------------------------------------------------------------------------
Security (Include        Date of        Interest rate      Number of      Nature of       Price at        Broker/Dealer or
Issuer's Full Name,      transaction    and                shares or      transaction     which           Bank transaction
ticker or CUSIP)         (mm/dd/yy)     maturity           principal      (Buy/Sell)      transaction     effected through
                                        date (if           amount                         effected
                                        applicable)                                       (US$)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

        B. WITH RESPECT TO ACCOUNTS IN WHICH ANY SECURITIES WERE HELD DURING THE
                             REPORTING PERIOD FOR MY DIRECT OR INDIRECT BENEFIT:

[ ]    No new account was established.

[ ]    The following account(s) was/were established:

--------------------------------------------------------------------------------
        NAME OF BROKER/DEALER,                      ACCOUNT NAME/ACCOUNT NUMBER
        BANK OR ENTITY WITH THE ACCOUNT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

C. DID YOU GIVE OR RECEIVE ANY GIFTS OR ENTERTAINMENT FROM ANYONE CONDUCTING OR POTENTIALLY CONDUCTING BUSINESS WITH GQG THAT HAS NOT YET BEEN REPORTED TO COMPLIANCE?

[ ]  No.
[ ]  Yes. Please describe: _____________________________________________________

I attest that the foregoing information is complete and accurate to the best of my knowledge. I understand my signature below certifies my compliance with the "Gifts and Entertainment" provisions of the Code of Ethics, including reporting requirements, unless otherwise noted above.

Signature: ___________________________     Date: _______________________________

Print Name: __________________________

FOR COMPLIANCE USE ONLY:

Reviewed by: ____________________________________    Date: _____________________

                          CODE OF ETHICS APPENDIX III

                                GQG PARTNERS LLC
           SAMPLE PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

INSTRUCTIONS: PLEASE COMPLETE THE FORM BELOW, SIGN, DATE AND RETURN THE FORM TO COMPLIANCE FOR ACTIONING. COMPLETE ONE FORM PER TRANSACTION.

DETAILS OF PROPOSED TRANSACTION (CHECK ONE):           [ ]  Buy     [ ]  Sell

--------------------------------------------------------------------------------
Issuer/security name
--------------------------------------------------------------------------------
Ticker / CUSIP
--------------------------------------------------------------------------------
Security type (e.g., common stock, preferred
stock, exchange traded fund, closed end fund,
note, etc.)
--------------------------------------------------------------------------------
Proposed quantity of shares or units
--------------------------------------------------------------------------------
Account name/account number in which the
transaction will be made
--------------------------------------------------------------------------------
Broker name
--------------------------------------------------------------------------------
Do you wish that this form shall not be                RESPONSE IS OPTIONAL.
construed as an admission of direct or indirect
beneficial ownership in the Security? (Y/N)
--------------------------------------------------------------------------------

I attest that I am not in possession of or have any knowledge of any insider information related to the issuer of the security above. I understand that if my request is denied, I may not disclose that the proposed trade in the issuer was not permitted.

Requestor's Signature: _______________________________   Date: _________________

Print Name: _____________________________

FOR COMPLIANCE USE ONLY:

The transaction request above has been approved / denied (circle one). Approved transactions must be effected within two business days.

Reviewed by: __________________________________________  Date: _________________

                           CODE OF ETHICS APPENDIX IV

                                GQG PARTNERS LLC
              SAMPLE REQUEST FOR APPROVAL OF OUTSIDE ACTIVITY FORM

INSTRUCTIONS: PLEASE COMPLETE THE FORM BELOW, SIGN, DATE AND RETURN THE FORM TO COMPLIANCE FOR ACTIONING.

1. Description of Activity: ____________________________________________________

2. Your Position/Title for the Activity: _______________________________________

3. Name of Organization, if any: _______________________________________________

4. Description of Organization: ________________________________________________

5. Provide the number of hours / month you plan to engage in this activity: ____

6. Provide any economic benefit you or a related party are to receive: _________

7.  Are you serving in the position at the request of GQG?

    [ ] No  [ ]  Yes

            If, yes, please describe: __________________________________________

________________________________________________________________________________

8. Will GQG's name be used in connection with such activity (e.g., included in a biography)?

    [ ] No  [ ]  Yes

            If Yes, please include a description of use: _______________________

________________________________________________________________________________

I certify that all information contained in this report is true and correct. I further certify that such activity does not violate any law or regulation, does not and will not interfere with my responsibilities to GQG, nor do I believe that it competes with or conflicts with any interest of GQG.

I acknowledge that I have an ongoing requirement to report promptly to the Chief Compliance Officer any actual or potential conflicts of interest that arise due to such activity. I understand that approval is only valid upon notification by Compliance.

Requestor's Signature: _______________________________   Date: _________________

Print Name: _____________________________

FOR COMPLIANCE USE ONLY:

The outside business request above has been approved / denied (circle one).

Reviewed by: ___________________________________________ Date: _________________